Exhibit 10.6.2

10x GENOMICS, INC.
2019 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF CONTRIBUTION PERCENTAGE CHANGE OR WITHDRAWAL (THE “NOTICE”)
Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the 10x Genomics, Inc. (the “Company”) 2019 Employee Stock Purchase Plan (the “Plan”).
☐ I hereby elect to electronically change the contribution percentage of my Compensation during the Offering Period of the Plan currently in progress.
Note:  You may not increase your contribution at any time within an Offering Period. An increase in your contribution percentage can only take effect with the next Offering Period. You may decrease your contribution percentage, including to 0%, only once within an Offering Period for the remainder of that Offering Period. A decrease in your contribution percentage to 0% will not result in a withdrawal in the Plan. A change will become effective as soon as reasonably practicable after the Notice is received by the Company.
☐ I hereby elect to withdraw from the Offering Period of the Plan currently in progress, effective as soon as reasonably practicable after this Notice is received by the Company but no later than the second payroll period after the Company’s receipt of this Notice. Please refund all the payroll deductions credited to my account with respect to such Offering Period (without interest) that has not been used to purchase shares of Class A Common Stock during a prior Exercise Date during such Offering Period. I understand and agree that my option for such Offering Period will be automatically terminated. I further understand that no additional payroll deductions will be made for the purchase of shares of Class A Common Stock in the current Offering Period and that I cannot resume participation until the start of the next Offering Period and must timely submit a new Subscription Agreement and meet the eligibility requirements to do so.